Exhibit 99.1
Advance Auto Parts Reports Second Quarter 2020 Results
Delivered Net Sales of $2.5 billion, Comparable Store Sales Increased by 7.5%
Operating Income Margin Increased 319 basis points; Adjusted Operating Income Margin Increased 274 basis points
Diluted EPS Increased 58.4% to $2.74; Adjusted Diluted EPS Increased 46.0% to $2.92

RALEIGH, N.C., August 18, 2020 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, today announced its financial results for the second quarter ended July 11, 2020.
“Throughout our second quarter, people in the communities we serve felt the significant impact of COVID-19. Our Advance team responded with care and speed to these challenges as we continued to prioritize the health and safety of our customers and team members,” said Tom Greco, President and Chief Executive Officer. “We delivered very strong comparable sales growth of 7.5% in the quarter, our highest quarterly growth rate in nearly 10 years. Adjusted operating income grew 42%, with margins expanding 274 basis points to 11.2%. Behind strong sales growth and margin expansion, we also delivered a 60% increase in quarterly Free cash flow. Without question, we benefited from a surge in industry demand in the quarter fueled by the government stimulus, unemployment benefits and the impact COVID-19 had on consumer behavior in terms of how they repaired and maintained their vehicles. With that said, we could not be prouder and more thankful of how our AAP team members and Carquest Independent Partners stepped up to serve our customers. To support them, we made further investments in PPE as well as ongoing sanitation efforts to help ensure our stores and DC’s are safe. We supported our professional customers by providing contact free delivery options and virtual instructor-led training which led to sequential improvements throughout Q2. In DIY Omnichannel(a), investments in marketing, Speed Perks and our digital platforms drove double digit growth. Though we're living in a time of great uncertainty, we will continue to prioritize health and safety while leveraging our industry-leading portfolio, which now includes DieHard®. We believe that this focus will continue to drive strong results in the back half of the year."
Business Highlights(b)

Q2 2020 Highlights
•Net sales increased 7.3% to $2.5 billion; Comparable store sales(c) increased 7.5%
•Operating income increased 53.9% to $262.8 million; Operating income margin expanded 319 basis points to 10.5%
•Adjusted operating income(c) increased 42.2% to $279.3 million; Adjusted operating income margin(c) expanded 274 basis points to 11.2%
•Diluted EPS increased 58.4% to $2.74; Adjusted Diluted EPS(c) increased 46.0% to $2.92
•Declared $0.25 quarterly cash dividend

Third Quarter Observations to Date(d)
•Through the first five weeks of the third quarter, the Company continues to see strong growth in DIY Omnichannel and positive comparable store sales in Professional
•While uncertainties remain around the continued impact of COVID-19 during the balance of the year, the Company believes it is well positioned to meet the demands of the business
(a) DIY Omnichannel includes sales from DIY retail, DIY buy online/pick up in store and DIY buy online/ship to home.
(b) All comparisons are based on the same time period prior year.
(c) Comparable store sales exclude sales to independently owned Carquest locations. For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein.
(d) The information is based on preliminary internal sales data available as of the date of this release and, given market uncertainties, may not be representative of future periods or the Company’s results for the third quarter of 2020.

Second Quarter 2020 Financial Results
Net sales for the second quarter of 2020 were $2.5 billion, a 7.3% increase versus the second quarter of the prior year. Comparable store sales for the second quarter of 2020 increased 7.5%. The increase in Net sales was driven by an increase in comparable store sales primarily contributed to the Company's DIY Omnichannel business.

Adjusted gross profit increased 8.7% to $1.1 billion. Adjusted gross profit margin was 43.9% of Net sales in the second quarter of 2020, a 57 basis point increase from the second quarter of 2019, driven by improvements in channel mix and supply chain efficiencies. The Company's GAAP Gross profit margin increased to 43.8% from 43.3% in the second quarter of 2019.

Adjusted SG&A increased $4.7 million to $817.7 million. Adjusted SG&A was 32.7% of Net sales in the second quarter of 2020, which improved 217 basis points as compared to the second quarter of 2019. The improvement was driven by reductions in labor related costs as well as travel. The savings were partially offset by investments in marketing expenses associated with the launch of the Company's new marketing campaign and DieHard® brand. Savings were also offset by approximately $15 million of costs related to COVID-19. The Company's GAAP SG&A was 33.3% of Net sales in the second quarter of 2020 compared to 36.0% in the second quarter of 2019.

The Company's Adjusted operating income was $279.3 million in the second quarter of 2020, an increase of 42.2% versus the second quarter of the prior year. Adjusted operating income margin increased 274 basis points to 11.2% of Net sales for the second quarter compared to the second quarter of the prior year. On a GAAP basis, the Company's Operating income was $262.8 million, or 10.5% of Net sales, an increase of 319 basis points from the second quarter of 2019.

The Company's effective tax rate in the second quarter of 2020 was 24.8%, compared to 24.9% in the second quarter of the prior year. The Company's Adjusted Diluted EPS was $2.92 for the second quarter of 2020, an increase of 46.0% compared to the second quarter of the prior year. On a GAAP basis, the Company's Diluted EPS increased 58.4% to $2.74.

Year to date Operating cash flow was $448.2 million through the second quarter of 2020 versus $492.2 million in the same period of the prior year, a decrease of 8.9%. The decrease was primarily driven by a decrease in Net income, largely due to the impact of the COVID-19 pandemic and a decrease in overall working capital. Free cash flow through the second quarter of 2020 was $308.1 million, a decrease of 19.1% compared to the same period of the prior year.

Capital Allocation
As previously disclosed, the Company temporarily discontinued the use of its share repurchase program in the first quarter. Based on current liquidity and overall financial position, the Company has lifted its temporary suspension as of August 12, 2020. At the end of the second quarter of 2020, the Company had $861.7 million remaining under the share repurchase program.

On August 11, 2020 the Company declared a regular cash dividend of $0.25 per share to be paid on October 02, 2020 to all common stockholders of record as of September 18, 2020.

During the second quarter of 2020, the Company elected to repay the $500.0 million outstanding under its revolving credit facility that was borrowed during the first quarter of 2020. On August 17, 2020, the Company notified the trustee of its intent to redeem the $300 million aggregate principal of its 4.50% Notes due 2022 using available cash on hand.

2020 Full Year Guidance
The Company withdrew guidance on April 9, 2020, given uncertainties related to the full impact of the COVID-19 pandemic. At this time, the Company is not providing guidance, however, remains committed to maintaining liquidity to meet the needs of the business and return cash to shareholders.

Investor Conference Call
The Company will host a webcast to discuss its results for the second quarter of 2020 and other business updates scheduled to begin at 8 a.m. Eastern Time on Tuesday, August 18, 2020. The webcast will be accessible via the Investor Relations page of the Company's website (www.AdvanceAutoParts.com).

To join by phone, please pre-register online for dial-in and passcode information. Upon registering, participants will receive a confirmation with call details and a registrant ID. While registration is open through the live call, the company suggests registering a day in advance or at minimum 10 minutes before the start of the call. A replay of the conference call will be available on the Advance website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of July 11, 2020, Advance operated 4,819 stores and 167 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,262 independently owned Carquest branded stores across these locations in addition to Mexico, the Bahamas, Turks and Caicos and British Virgin Islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: darryl.carr@advance-auto.com

Forward-Looking Statements
Certain statements herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “should,” “strategy,” “will,” or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about the Company's strategic initiatives, operational plans and objectives, and future business and financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect the Company's views based on historical results, current information and assumptions related to future developments. Except as may be required by law, the Company undertakes no obligation to update any forward-looking statements made herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, factors related to the timing and implementation of strategic initiatives, the highly competitive nature of the Company's industry, demand for the Company's products and services, complexities in its inventory and supply chain, challenges with transforming and growing its business and factors related to the current global pandemic. Please refer to “Item 1A. Risk Factors.” of the Company's most recent Annual Report on Form 10-K, as updated by its Quarterly Report on Form 10-Q and other filings made by the Company with the Securities and Exchange Commission for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 11, 2020 (a)	December 28, 2019 (b)
Assets
Current assets:
Cash and cash equivalents	$1,141,502	$418,665
Receivables, net	742,346	689,469
Inventories	4,358,489	4,432,168
Other current assets	153,188	155,241
Total current assets	6,395,525	5,695,543
Property and equipment, net	1,436,485	1,433,213
Operating lease right-of-use assets	2,367,527	2,365,325
Goodwill	990,396	992,240
Intangible assets, net	692,482	709,756
Other assets	48,250	52,448
	$11,930,665	$11,248,525
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,310,073	$3,421,987
Accrued expenses	659,642	535,863
Other current liabilities	467,844	519,852
Total current liabilities	4,437,559	4,477,702
Long-term debt	1,240,340	747,320
Noncurrent operating lease liabilities	2,041,400	2,017,159
Deferred income taxes	338,086	334,013
Other long-term liabilities	146,761	123,250
Total stockholders' equity	3,726,519	3,549,081
	$11,930,665	$11,248,525

(a)This preliminary condensed consolidated balance sheet has been prepared on a basis consistent with the Company's previously prepared balance sheets filed with the Securities and Exchange Commission (“SEC”), but does not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).
(b)The balance sheet at December 28, 2019 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 11, 2020 (a)	July 13, 2019 (a)	July 11, 2020 (a)	July 13, 2019 (a)
Net sales	$2,501,380	$2,332,246	$5,199,262	$5,284,283
Cost of sales, including purchasing and warehousing costs	1,404,666	1,322,808	2,929,815	2,970,233
Gross profit	1,096,714	1,009,438	2,269,447	2,314,050
Selling, general and administrative expenses	833,869	838,666	1,928,177	1,935,338
Operating income	262,845	170,772	341,270	378,712
Other, net:
Interest expense	(13,422)	(8,675)	(25,665)	(23,619)
Other income (expense), net	3,117	4,113	(2,872)	1,874
Total other, net	(10,305)	(4,562)	(28,537)	(21,745)
Income before provision for income taxes	252,540	166,210	312,733	356,967
Provision for income taxes	62,580	41,390	79,185	89,647
Net income	$189,960	$124,820	$233,548	$267,320

Basic earnings per common share	$2.75	$1.74	$3.38	$3.73
Weighted average common shares outstanding	69,118	71,738	69,154	71,767

Diluted earnings per common share	$2.74	$1.73	$3.37	$3.71
Weighted average common shares outstanding	69,294	72,008	69,350	72,063

(a)These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with the Company's previously prepared statements of operations filed with the SEC, but do not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Twenty-Eight Weeks Ended
	July 11, 2020 (a)	July 13, 2019 (a)
Net income	$233,548	$267,320
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	135,221	123,257
Share-based compensation	23,838	19,425
Provision for deferred income taxes	4,581	2,930
Other, net	2,741	14,016
Net change in:
Receivables, net	(55,055)	(85,941)
Inventories	67,894	(5,685)
Accounts payable	(108,860)	142,002
Accrued expenses	145,228	(21,272)
Other assets and liabilities, net	(926)	36,109
Net cash provided by operating activities	448,210	492,161
Cash flows from investing activities:
Purchases of property and equipment	(140,105)	(111,425)
Purchase of an indefinite-lived intangible asset	(230)	—
Proceeds from sales of property and equipment	305	8,566
Net cash used in investing activities	(140,030)	(102,859)
Cash flows from financing activities:
Decrease in bank overdrafts	—	(70,265)
Proceeds from borrowings on credit facility	500,000	—
Payment on revolving credit facility	(500,000)	—
Proceeds from issuance of senior unsecured notes	498,240	—
Redemption of senior unsecured notes	—	(310,047)
Dividends paid	(39,017)	(13,028)
Proceeds from the issuance of common stock	1,518	1,648
Repurchases of common stock	(37,203)	(146,638)
Other, net	(5,815)	(236)
Net cash provided by (used in) financing activities	417,723	(538,566)
Effect of exchange rate changes on cash	(3,066)	456

Net increase (decrease) in cash and cash equivalents	722,837	(148,808)
Cash and cash equivalents, beginning of period	418,665	896,527
Cash and cash equivalents, end of period	$1,141,502	$747,719

(a)These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with the Company's previously prepared statements of cash flows filed with the SEC, but do not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measures

The Company's financial results include certain financial measures not derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing the Company's operating performance, financial position or cash flows. The Company has presented these non-GAAP financial measures as it believes that the presentation of its financial results that exclude (1) transformation expenses under the Company's strategic business plan; (2) non-cash amortization related to the acquired General Parts International, Inc. (“GPI”) intangible assets; and (3) other non-recurring adjustments is useful and indicative of the Company's base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to the integration of GPI and store closure and consolidation activity in excess of historical levels. These measures assist in comparing the Company's current operating results with past periods and with the operational performance of other companies in its industry. The disclosure of these measures allows investors to evaluate the Company's performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses that the Company has determined are not normal, recurring cash operating expenses necessary to operate its business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

Transformation Expenses — Costs incurred in connection with the Company's business plan that focuses on specific transformative activities that relate to the integration and streamlining of its operating structure across the enterprise, that the Company does not view to be normal cash operating expenses. These expenses will include, but not be limited to the following:

•Restructuring costs - Costs primarily relating to the early termination of lease obligations, asset impairment charges, other facility closure costs and Team Member severance in connection with the Company's 2018 Store Rationalization plan and 2017 Store and Supply Chain and Rationalization plan.
•Third-party professional services - Costs primarily relating to services rendered by vendors for assisting the Company with the development of various information technology and supply chain projects in connection with the Company's enterprise integration initiatives.
•Other significant costs - Costs primarily relating to accelerated depreciation of various legacy information technology and supply chain systems in connection with the Company's enterprise integration initiatives and temporary off-site workspace for project teams who are primarily working on the development of specific transformative activities that relate to the integration and streamlining of the Company's operating structure across the enterprise.

GPI Amortization of Acquired Intangible Assets — As part of the Company's acquisition of GPI, they obtained various intangible assets, including customer relationships, non-compete contracts and favorable leases agreements, which they expect to be subject to amortization through 2025.

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Twelve Weeks Ended		Twenty-Eight Weeks Ended
(in thousands, except per share data)	July 11, 2020	July 13, 2019	July 11, 2020	July 13, 2019
Net income (GAAP)	$189,960	$124,820	$233,548	$267,320
Cost of sales adjustments:
Transformation expenses:
Restructuring costs	—	—	—	281
Other significant costs	295	—	1,548	—
Other adjustment (a)	—	—	—	13,010
SG&A adjustments:
GPI amortization of acquired intangible assets	6,319	6,336	14,762	14,795
Transformation expenses:
Restructuring costs	5,577	4,963	9,641	10,513
Third-party professional services	1,281	12,461	4,264	19,316
Other significant costs	2,962	1,892	12,122	3,418
Other income adjustment (b)	—	—	—	10,756
Provision for income taxes on adjustments (c)	(4,109)	(6,413)	(10,585)	(18,022)
Adjusted net income (Non-GAAP)	$202,285	$144,059	$265,300	$321,387

Diluted earnings per share (GAAP)	$2.74	$1.73	$3.37	$3.71
Adjustments, net of tax	0.18	0.27	0.46	0.75
Adjusted EPS (Non-GAAP)	$2.92	$2.00	$3.83	$4.46

(a)During the sixteen weeks ended April 20, 2019, the Company made an out-of-period correction, which increased Cost of sales by $13.0 million, related to received not invoiced inventory.
(b)During the sixteen weeks ended April 20, 2019, the Company incurred charges relating to a make-whole provision and debt issuance costs of $10.1 million and $0.7 million resulting from the early redemption of its 2020 senior unsecured notes.
(c)The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Adjusted Gross Profit:
	Twelve Weeks Ended		Twenty-Eight Weeks Ended
(in thousands)	July 11, 2020	July 13, 2019	July 11, 2020	July 13, 2019
Gross profit (GAAP)	$1,096,714	$1,009,438	$2,269,447	$2,314,050
Gross profit adjustments	295	—	1,548	13,291
Adjusted gross profit (Non-GAAP)	$1,097,009	$1,009,438	$2,270,995	$2,327,341

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Twelve Weeks Ended		Twenty-Eight Weeks Ended
(in thousands)	July 11, 2020	July 13, 2019	July 11, 2020	July 13, 2019
SG&A (GAAP)	$833,869	$838,666	$1,928,177	$1,935,338
SG&A adjustments	(16,139)	(25,652)	(40,789)	(48,042)
Adjusted SG&A (Non-GAAP)	$817,730	$813,014	$1,887,388	$1,887,296

Reconciliation of Adjusted Operating Income:
	Twelve Weeks Ended		Twenty-Eight Weeks Ended
(in thousands)	July 11, 2020	July 13, 2019	July 11, 2020	July 13, 2019
Operating income (GAAP)	$262,845	$170,772	$341,270	$378,712
Cost of sales and SG&A adjustments	16,434	25,652	42,337	61,333
Adjusted operating income (Non-GAAP)	$279,279	$196,424	$383,607	$440,045

NOTE: Adjusted gross profit, Adjusted gross profit margin (calculated by dividing Adjusted gross profit by Net sales), Adjusted SG&A, Adjusted SG&A as a percentage of Net sales, Adjusted operating income and Adjusted operating income margin (calculated by dividing Adjusted operating income by Net sales) are non-GAAP measures. Management believes these non-GAAP measures are important metrics in assessing the overall performance of the business and utilizes these metrics in its ongoing reporting. On that basis, management believes it is useful to provide these metrics to investors and prospective investors to evaluate the Company’s operating performance across periods adjusting for these items (refer to the reconciliations of non-GAAP adjustments above). These non-GAAP measures might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Non-GAAP measures should not be used by investors or third parties as the sole basis for formulating investment decisions, as they may exclude a number of important cash and non-cash recurring items.

Reconciliation of Free Cash Flow:
	Twenty-Eight Weeks Ended
(In thousands)	July 11, 2020	July 13, 2019
Cash flows from operating activities	$448,210	$492,161
Purchases of property and equipment	(140,105)	(111,425)
Free cash flow	$308,105	$380,736

NOTE: Management uses Free cash flow as a measure of its liquidity and believes it is a useful indicator to investors or potential investors of the Company's ability to implement growth strategies and service debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in the Company's condensed consolidated statement of cash flows as a measure of liquidity.

Adjusted Debt to Adjusted EBITDAR:
	Four Quarters Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	July 11, 2020	December 28, 2019
Total GAAP debt	$1,240,340	$747,320
Add: Operating lease liabilities	2,472,467	2,495,141
Adjusted debt	3,712,807	3,242,461

GAAP Net income	453,124	486,896
Depreciation and amortization	250,065	238,371
Interest expense	41,944	39,898
Other (expense) income, net	4,282	(464)
Provision for income taxes	140,388	150,850
Restructuring costs	21,030	22,181
Third-party professional services	20,533	35,585
Other significant costs	29,786	19,537
Transformation expenses	71,349	77,303
Other adjustments (a)	—	23,936
Total net adjustments	508,028	529,894
Adjusted EBITDA	961,152	1,016,790
Rent expense	548,029	552,027
Share-based compensation	41,851	37,438
Adjusted EBITDAR	$1,551,032	$1,606,255

Adjusted Debt to Adjusted EBITDAR	2.4	2.0

(a)The adjustments to the four quarters ended December 28, 2019 primarily represent an out-of-period correction related to received not invoiced inventory and charges incurred relating to a make-whole provision and debt issuance costs resulting from the early redemption of the Company's 2020 Notes.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to maintain a 2.5 times leverage ratio and investment grade rating. The Company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the Company's ability to obtain additional funding. If the Company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company's financing arrangements. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company adjusts the calculation to remove rent expense and to add back the Company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information

During the twenty-eight weeks ended July 11, 2020, 4 stores and branches were opened and 55 were closed or consolidated, resulting in a total of 4,986 stores and branches as of July 11, 2020, compared to a total of 5,037 stores and branches as of December 28, 2019.